Exhibit 21.1

METALDYNE CORPORATION—SUBSIDIARIES

(Updated on May 16, 2006)

Name	Jurisdiction of Incorporation
MascoTech Saturn Holdings Inc.	Delaware
GLO Srl. (99%)	Italy
Metaldyne Company LLC	Delaware
GMTI Holding Company	Delaware
Metaldyne Light Metals Company, Inc.	Delaware
Metaldyne DuPage Die Casting Corporation	Illinois
Metaldyne Lester Precision Die Casting, Inc.	Delaware
Halyard Aviation Services, Inc.	Michigan
Metaldyne Asia, Inc.	Delaware
Metaldyne Hong Kong Limited	Hong Kong
Metaldyne Mauritius Limited	Mauritius
Metaldyne (Suzhou) Automotive Components Co., Ltd.	China
Metaldyne Driveline Co., LLC	Delaware
Metaldyne Engine Co., LLC	Delaware
Metaldyne Europe, Inc.	Delaware
Metaldyne Chassis Manufacturing (Hangzhou) Co. Ltd.	China
Metaldyne Engine Holdings S.L.	Spain
Metaldyne Engine España S.L.	Spain
Metaldyne Sintered Components España S.L.	Spain
Metaldyne International Spain SL	Spain
Metaldyne Grundstucks GbR (5.1%)	Germany
MetaldyneLux S.a.r.l. (99.90%)	Luxembourg
MetaldyneLux Holding S.a.r.l.	Luxembourg
Metaldyne Europe S.a.r.l.	Luxembourg
Holzer Limited	United Kingdom
Metaldyne GmbH	Germany
GLO Srl (1%)	Italy
Metaldyne Grundstucks GbR (94.9%)	Germany
Metaldyne International (UK) Ltd.	United Kingdom
Metaldyne International Deutschland GmbH	Germany
Metaldyne International France SAS	France
Metaldyne Nürnberg GmbH	Germany
Metaldyne Oslavany, spol. s.r.o.	Czech Republic
Metaldyne Zell GmbH & Co. KG (98%)	Germany
Metaldyne Zell Verwaltungs GmbH	Germany
Metaldyne Zell GmbH & Co. KG (2%)	Germany
Metaldyne International Sales, Inc.	Barbados
Metaldyne Korea Limited	Korea

*       Directly owned subsidiaries appear at the left hand margin, first tier and second tier subsidiaries are indicated by single and double indentation, respectively, and are listed under the names of their respective parent companies. Unless otherwise indicated, all subsidiaries are wholly owned. Certain companies may also use trade names or other assumed names in the conduct of their business.

Metaldyne Machining and Assembly Company, Inc.	Michigan
Simpson Industries, Ltda	Brazil
Metaldyne Mexico, S.A. de C.V.	Mexico
Metaldyne Machining and Assembly Mfg. Co. (Canada), Ltd.	Canada
R.J. Simpson India Private Limited (51%)	India
Simpson Sabind Industries Limited (51%)	India
Metaldyne U.S. Holding Co.	Michigan
Metaldyne International Holdings, B.V.	Netherlands
Metaldyne Sintered Components of Indiana, Inc.	Delaware
Metaldyne Sintered Components, LLC	Delaware
Metaldyne Sintered Components Mexico, S. de R.L. de C.V.	Mexico
Metaldyne Sintered Components Holdings, S. de R.L. de C.V.	Mexico
Metaldyne Sintered Components Services, S. de R.L. de C.V.	Mexico
Metaldyne Tubular Products, Inc.	Michigan
MRFC, Inc.	Delaware
NC-M Chassis Systems, LLC	Delaware
Punchcraft Company	Michigan
TriMas Corporation (24%)	Delaware
Windfall Products, Inc.	Pennsylvania
Metaldyne Componentes Automotivos do Brasil Ltda	Brazil
Windfall Specialty Powders, Inc.	Pennsylvania

*       Directly owned subsidiaries appear at the left hand margin, first tier and second tier subsidiaries are indicated by single and double indentation, respectively, and are listed under the names of their respective parent companies. Unless otherwise indicated, all subsidiaries are wholly owned. Certain companies may also use trade names or other assumed names in the conduct of their business.